Prospectus Supplement to Prospectus dated April 29, 2011	Filed pursuant to Rule 424(b)(7) Registration No. 333-173627

Star Scientific, Inc.

12,222,364 Shares of Common Stock

This prospectus supplement amends and supplements our prospectus dated April 29, 2011, or the Prospectus. The Prospectus relates to 12,222,364 shares of our common stock that may be offered for resale by the selling stockholders named therein. This prospectus supplement amends and supplements the Prospectus only with respect to the selling stockholder named herein.

The selling stockholder named in this prospectus supplement, or in supplements hereto, may sell all or a portion of its common stock, from time to time, in market transactions, in negotiated transactions or otherwise, and at prices and on terms which will be determined by the then prevailing market price for our common stock or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale. In addition, the selling stockholder may offer the common stock from time to time through ordinary brokerage transactions on the NASDAQ Global Market. See “Plan of Distribution” in the Prospectus for additional information on the methods of sale.

This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the Prospectus. This prospectus supplement is qualified by reference to the Prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the Prospectus.

No securities are being offered or sold by us pursuant to this prospectus supplement. We will not receive any of the proceeds from the sale of these shares by the selling stockholder.

Our common stock is traded on the NASDAQ Global Market under the symbol “CIGX”. On November 9, 2011, the last reported sale price of our common stock was $2.55 per share.

Our principal executive offices are located at 4407 Cox Road, Suite 110, Glen Allen, Virginia 23060. Our phone number is (804) 527-1970.

Investing in the offered securities involves risks. See “Risk Factors” beginning on page 1 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the offered securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is November 10, 2011

SELLING STOCKHOLDERS

The table below supplements or amends the selling stockholders table contained on page 2 of the Prospectus dated April 29, 2011. Where the name of a selling stockholder identified in the table below also appears in the table of the Prospectus, the information set forth in the table below regarding the selling stockholder supersedes the information in the Prospectus, but only with respect to such selling stockholder. The following table provides information regarding the selling stockholder and the number of shares of common stock the selling stockholder is offering for resale.

Unless otherwise indicated in the footnotes below, we believe that the person and entity named in the table below have sole voting and investment power with respect to all shares beneficially owned. Because a selling stockholder may offer, pursuant to this prospectus, all or some portion of the common stock listed below, no estimate can be given as to the amount of common stock that will be held by a selling stockholder upon consummation of any sales. Accordingly, the number of shares of our common stock listed in the column “Number of Shares Being Offered” represents all of the shares of our common stock that the selling stockholder may offer under the Prospectus as supplemented hereby, and assumes the full cash exercise of all the warrants held by the selling stockholder for shares of our common stock and the sale of all underlying shares of our common stock received by the selling stockholder upon such exercise. In addition, the selling stockholder listed in the table may have sold, transferred or otherwise disposed of, in transactions exempt from registration requirements of the Securities Act of 1933, as amended, some or all of its common stock since the date as of which such information was provided to us. The percentage ownership data, to the extent applicable, is based on 135,055,505 shares of our common stock issued and outstanding as of November 4, 2011.

The selling stockholder has not had a material relationship with us or any of our affiliates within the past three years, other than as a stockholder.

We have prepared the table based on information given to us by, or on behalf of, the selling stockholder on or before November 4, 2011. Information about the selling stockholder may change over time. Any changed information given to us by the selling stockholder will be set forth in prospectus supplements or amendments to this prospectus supplement if and when necessary.

	Shares of Common Stock Beneficially Owned Prior	Number of Shares	Shares Beneficially Owned After the Offering
Selling Stockholder	to the Offering	Being Offered	Number	Percentage
Morgan Stanley Smith Barney LLC Cust. F/B/O Joseph L. Schwarz IRA(1)	2,000,000	2,000,000	—	—

(1)	Represents 2,000,000 shares of common stock underlying warrants acquired directly from our company on February 28, 2011 in a private placement transaction. The warrants were initially issued to Morgan Stanley Smith Barney LLC as custodian for the benefit of Joseph L. Schwarz Roth IRA. The warrants have subsequently been transferred to Joseph L. Schwarz IRA, a traditional individual retirement account for which Morgan Stanley Smith Barney LLC also serves as custodian. Morgan Stanley Smith Barney LLC disclaims beneficial ownership of the securities. The resale of the shares of common stock issuable upon exercise of the warrants sold in the February 28, 2011 private placement was registered pursuant to a registration statement on Form S-3 (File No. 333-173627) of which the Prospectus forms a part. This registration statement was declared effective by the U.S. Securities and Exchange Commission on April 29, 2011.